Calculation of Filing Fee Tables
Table 1: Transaction Valuation
		Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to be Paid	1	$ 9,861,055,050.00	0.0001476	$ 1,455,491.73
Fees Previously Paid
	Total Transaction Valuation:	$ 9,861,055,050.00
	Total Fees Due for Filing:			$ 1,455,491.73
	Total Fees Previously Paid:			$ 0.00
	Total Fee Offsets:			$ 0.00
	Net Fee Due:			$ 1,455,491.73
Offering Note
[1]	Capitalized terms used below but not defined herein have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of September 4, 2024, by and among Verizon Communications Inc., France Merger Sub Inc. and Frontier Communications Parent, Inc. (i) Title of each class of securities to which the transaction applies: common stock, par value $0.01 per share (the "Company common stock"), of Frontier Communications Parent, Inc. (ii) Aggregate number of securities to which the transaction applies: As of the close of business on September 20, 2024, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 256,131,300, which consists of: a. 249,003,974 shares of Company common stock issued and outstanding; b. 2,414,752 shares of Company common stock subject to outstanding Company RSUs; and c. 4,712,574 shares of Company common stock subject to outstanding Company PSUs (assuming attainment of the maximum level of performance). (iii) Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on September 20, 2024, the underlying value of the transaction was calculated as the sum of: a. the product of 249,003,974 shares of Company common stock issued and outstanding multiplied by the Merger Consideration of $38.50 per share; c. the product of 2,414,752 shares of Company common stock subject to outstanding Company RSUs multiplied by the Merger Consideration of $38.50 per share; and d. the product of 4,712,574 shares of Company common stock subject to outstanding Company PSUs (assuming attainment of the maximum level of performance) multiplied by the Merger Consideration of $38.50 per share (such sum, the "Total Consideration"). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760.